EXHIBIT 5.1
December 18, 2019

Global Self Storage, Inc.
11 Hanover Square, 12th Floor
New York, NY 10005

Ladies and Gentlemen:
We have acted as counsel to Global Self Storage, Inc., a Maryland corporation (the “Company”), in connection with a Registration Statement on Form S-3 (File No. 333-227879) (together with any amendments thereto, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). We are furnishing this letter to you in connection with the issuance by the Company to holders of its common stock, par value $0.01 per share (the “Common Stock”), non-transferable subscription rights entitling the holders thereof to purchase up to 2,780,980 shares of Common Stock (the “Rights Shares”), pursuant to the Registration Statement (the “Rights Offering”).
In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.
Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Rights Shares have been duly authorized and, following the (i) issuance of the Rights Shares pursuant to the terms of the Rights Offering and (ii) receipt by the Company of the consideration for the Rights Shares specified in the resolutions of the board of directors of the Company, the Rights Shares will be legally issued, fully paid and nonassessable.
The foregoing opinion is limited to the Maryland General Corporation law as currently in effect.  We express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability, or effect of the law of any other jurisdictions. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.
We consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K that shall be incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Clifford Chance US LLP